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                                                                      EXHIBIT 11

                              Accountant's Consent


Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No.37 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated December 23, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Report to Shareholders of PaineWebber Global Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights-Global Income" in the Prospectus and "Other-Auditors" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
New York, New York

February 24, 1997